EXHIBIT 99

FAMILY DOLLAR INCREASES REGULAR QUARTERLY DIVIDEND BY 19.2%

MATTHEWS, NC, January 16, 2014 -- Family Dollar Stores, Inc. (NYSE: FDO) announced today that the Company’s Board of Directors has increased the amount of the regular quarterly dividend payment to $0.31 per share, an increase of 19.2% from the preceding quarterly cash dividend of $0.26 per share. The increase will be effective with the declaration of the next quarterly dividend.

“Family Dollar has a proven business model with a long-track record of success.  For more than 54 years, we have provided our customers with a compelling combination of value and convenience,” said Howard Levine, Chairman and CEO.  “Our Board’s decision to maintain our remarkable record of 38 consecutive years of dividend increases shows their unwavering commitment to shareholders, and the increase of 19.2% reflects our confidence in the Company’s long-term growth potential and in our ability to deliver stronger financial returns.”

About Family Dollar

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise appeals to shoppers in more than 8,000 stores in rural and urban settings across 46 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers who refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR CONTACTS:

INVESTOR CONTACT:
Kiley F. Rawlins, CFA
(704) 708-2858
krawlins@familydollar.com

MEDIA CONTACT:
Josh Braverman
(704) 814-5237
jbraverman@familydollar.com